FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
JamesBFrancis@maximus.com
Date: May 4, 2022		Madison West 703.251.8443
MadisonTWest@maximus.com

Maximus Reports Fiscal Year 2022 Second Quarter Results
- Ongoing Delays Represents Headwinds to Current Year While Strong Awards Drive Longer-Term Tailwinds -
(Tysons, Va. - May 4, 2022) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and six months ended March 31, 2022.
Highlights for the second quarter of fiscal year 2022 include:
•Revenue increased 22.7% to $1.18 billion driven by expected contributions from the U.S. Federal Services Segment acquisitions and growth from startups ramping in the Outside the U.S. Segment.
•Operating margin was 6.4%, or 8.3% adjusting for amortization of intangible assets. Diluted earnings per share were $0.80, or $1.07 adjusting for amortization of intangible assets.
•The Company is revising earnings guidance for fiscal year 2022, primarily due to the ongoing Public Health Emergency (PHE) and other delays. Revenue guidance remains at $4.5 billion to $4.7 billion, while earnings per share are estimated to range between $3.00 and $3.50 per share, or $4.07 to $4.57 per share adjusting for amortization of intangible assets.
•Year-to-date signed contract awards at March 31, 2022, totaled $1.47 billion and contracts pending (awarded but unsigned) totaled $1.75 billion.
•A quarterly cash dividend of $0.28 per share payable on May 31, 2022, to shareholders of record on May 13, 2022.
"Results for the second quarter reflected our expectations for the business, which continues to face delays that we firmly believe to be temporary. As evidenced by strong bookings year-to-date, the business continues to be well positioned as these policy and COVID-related delays abate," shared Bruce Caswell, President and Chief Executive Officer. "Our new awards, virtually all of which are longer-term in nature, underscore our business model and prove the durability of Maximus and our ability to use strategic M&A to grow market share."
Second Quarter Results
Revenue for the second quarter of fiscal year 2022 increased 22.7% to $1.18 billion, compared to $959.3 million for the prior year period. The $218.0 million increase was principally driven by anticipated contributions from the U.S. Federal Services Segment acquisitions and the U.K. Restart Programme in the Outside the U.S. Segment. These increases were offset by expected declines in short-term COVID-19 response work. Organic revenue for the second quarter of fiscal 2022 remained relatively flat while adjusting for COVID-19 response work, normalized organic growth would be approximately 20% over the prior year period.
Earnings results in the second quarter of fiscal year 2022 reflected expectations for lower earnings caused primarily by delays in our core programs returning to pre-pandemic levels as the COVID-19 response work continues its predicted decline. Operating income totaled $75.3 million yielding an operating margin of 6.4%, or 8.3% adjusting for amortization of intangible assets. This compares to an operating margin of 11.8% for the prior year period, or 12.3% adjusting for amortization. Diluted earnings per share were $0.80, or $1.07 adjusting for amortization as compared to $1.29 per share, or $1.35 adjusting for amortization, for the prior year period.

U.S. Services Segment
The U.S. Services Segment reported revenue of $398.1 million for the second quarter of fiscal year 2022 compared to $448.2 million reported in the prior year period. The revenue decline was due to the expected reduction in short-term COVID-19 response work. Adjusting for this work, normalized organic growth in the segment would be approximately 25% driven by ramping of new work, including COVID-19 response work that has evolved into longer-term work with new customers gained during the pandemic.
Operating margin for the second quarter of fiscal year 2022 was 11.7% for the segment compared to 18.5% reported for the prior year period. Expected declines in profitable, short term COVID-19 response work while the redetermination activities tied to the PHE remain paused were responsible for the lower comparative margin.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the second quarter of fiscal year 2022 increased 74% to $573.3 million, compared to $330.1 million reported for the prior year. Growth was driven by expected contributions from the acquisitions of Attain Federal, VES, and Aidvantage. Organic revenue in the segment for the second quarter of fiscal 2022 increased approximately 9%. Adjusting for COVID-19 response work, normalized organic growth in the segment would be approximately 13% over the prior year period.
The segment's operating margin for the second quarter of fiscal year 2022 was 8.1% as compared to 7.0% reported for the prior year period. Contributions from the Attain Federal and VES acquisitions improved margins in the segment but were tempered by impacts from the Aidvantage business. Costs tied to the transition from the prior provider were higher than anticipated and the continued delay in return to repayment resulted in reduced revenue and lower profitability in the quarter.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the second quarter of fiscal year 2022 increased 13.8% to $206.0 million as compared to $180.9 million reported for the prior year. The primary driver of growth was ramping of the U.K. Restart Programme.
The segment's operating margin for the second quarter of fiscal year 2022 was 2.1%. The margin for the prior year period of 8.3% benefited from above average performance in Australia. Results for this quarter benefited from stronger than anticipated performance on the U.K. Restart Programme which achieved profitability ahead of schedule. This is tempered by future volume reductions on the largest employment services contract in Australia following a rebid process.
Sales and Pipeline
Year-to-date signed contract awards at March 31, 2022, totaled $1.47 billion and contracts pending (awarded but unsigned) totaled $1.75 billion. The awards are comprised of longer periods of performance that reflect solid, long-term drivers in the business.
The sales pipeline at March 31, 2022, was $29.8 billion (comprised of approximately $7.4 billion in proposals pending, $3.6 billion in proposals in preparation, and $18.8 billion in opportunities tracking). New work opportunities represent approximately 55% of the total sales pipeline.
Balance Sheet and Cash Flows
At March 31, 2022, cash and cash equivalents totaled $92.6 million and gross debt was $1.46 billion. The ratio of debt, net of allowed cash, to pro-forma EBITDA for the quarter ended March 31, 2022, as calculated in accordance with our credit agreement, was 2.4x.
For the second quarter of fiscal year 2022, cash flows were strong as anticipated. Cash from operating activities totaled $114.8 million, and free cash flow was $98.2 million.
As of March 31, 2022, Days Sales Outstanding (DSO) were 68 days and within the Company's typical range of 65 to 80 days.

Purchases of Maximus common stock totaled $24.5 million in the second quarter of fiscal year 2022.
On April 8, 2022, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on May 31, 2022, to shareholders of record on May 13, 2022.
Revised Earnings Guidance
The Company is maintaining revenue guidance for fiscal year 2022 with revenue expected to range between $4.5 billion and $4.7 billion. Earnings guidance is revised following further extensions of the ongoing PHE and other delays. Diluted earnings per share (DEPS) is expected to range between $3.00 and $3.50 per share, or between $4.07 and $4.57 per share adjusting for amortization of intangible assets.
The reduction to earnings guidance is comprised of three primary components. First, the PHE has been extended through mid-July, which is approximately $0.30 DEPS of estimated impact for the one-quarter delay. The Company has further lowered the bottom end of earnings guidance to allow for an additional PHE extension through mid-October, representing an additional $0.30 DEPS of estimated impact. Second, further delays on ramping of new work in the U.S. Services and Outside the U.S. segments reduced guidance by an estimated $0.20 DEPS. These delays are believed to be temporary and are partly attributable to ongoing COVID-19 disruptions. Third, the revised expectations for the Australia employment services rebid result in an estimated DEPS reduction of approximately $0.15; the impact is outsized in fiscal year 2022 compared to subsequent periods and includes severance charges in the third quarter.
For fiscal year 2022, cash flows from operations are expected to range between $225 million and $300 million, and free cash flow to range between $175 million and $250 million in fiscal year 2022. The effective income tax rate is expected to range between 24.5% and 25.5%, weighted average shares outstanding to range between 62.0 million and 62.2 million, absent significant share purchase activity, and interest expense to range between $40 million and $42 million for fiscal year 2022.
"While pandemic-related delays continue to constrain our fiscal 2022 earnings, I am encouraged by the potential of our business next fiscal year and beyond once the uncertainties of the pandemic are behind us. In the meantime, we continue to build momentum for the business," Caswell continued. "We believe the long-term macroeconomic drivers favor our business as we continue to be a valuable partner to government with growing capabilities. I look forward to sharing more, including our refreshed 3-to-5-year strategy for Maximus, on our Investor Day on May 24, 2022."
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, May 5, 2022, at 9:00 a.m. (ET). Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With more than 38,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including free cash flow, operating income and EPS adjusted for amortization of intangible assets and other non-GAAP measures.

A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2021, which was filed with the Securities and Exchange Commission (SEC) on November 18, 2021. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
	(in thousands, except per share amounts)
Revenue	$1,177,326	$959,280	$2,328,202	$1,904,834
Cost of revenue	948,875	728,622	1,871,596	1,468,121
Gross profit	228,451	230,658	456,606	436,713
Selling, general, and administrative expenses	130,307	112,402	254,528	224,369
Amortization of intangible assets	22,856	5,070	45,261	11,586
Operating income	75,288	113,186	156,817	200,758
Interest expense	(9,438)	(756)	(19,076)	(962)
Other income/(expense), net	715	(520)	404	(1,295)
Income before income taxes	66,565	111,910	138,145	198,501
Provision for income taxes	16,469	31,296	34,719	53,810
Net income	$50,096	$80,614	$103,426	$144,691

Earnings per share:
Basic	$0.81	$1.30	$1.66	$2.33
Diluted	$0.80	$1.29	$1.66	$2.33
Weighted average shares outstanding:
Basic	62,227	62,026	62,256	62,022
Diluted	62,381	62,294	62,409	62,212

Dividends declared per share	$0.28	$0.28	$0.56	$0.56

Maximus, Inc.
Consolidated Balance Sheets

	March 31, 2022	September 30, 2021
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$92,638	$135,061
Accounts receivable, net	885,685	834,819
Income taxes receivable	14,757	5,413
Prepaid expenses and other current assets	97,420	104,201
Total current assets	1,090,500	1,079,494
Property and equipment, net	57,945	62,627
Capitalized software, net	42,877	42,868
Operating lease right-of-use assets	160,183	179,349
Goodwill	1,780,370	1,774,406
Intangible assets, net	851,564	879,168
Deferred contract costs, net	42,813	36,486
Deferred compensation plan assets	44,773	46,738
Deferred income taxes	2,635	990
Other assets	34,036	16,839
Total assets	$4,107,696	$4,118,965
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$302,912	$305,565
Accrued compensation and benefits	142,512	186,809
Deferred revenue, current portion	122,070	98,588
Income taxes payable	3,883	6,782
Long-term debt, current portion	59,911	80,555
Operating lease liabilities, current portion	70,731	76,077
Other current liabilities	51,247	35,057
Total current liabilities	753,266	789,433
Deferred revenue, non-current portion	30,429	35,932
Deferred income taxes	198,848	194,638
Long-term debt, non-current portion	1,387,386	1,429,137
Deferred compensation plan liabilities, non-current portion	44,923	47,405
Operating lease liabilities, non-current portion	106,670	121,771
Other liabilities	31,958	20,320
Total liabilities	2,553,480	2,638,636
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 61,610 and 61,954 shares issued and outstanding as of March 31, 2022 and September 30, 2021, respectively (shares in thousands)	550,228	532,411
Accumulated other comprehensive loss	(26,098)	(39,908)
Retained earnings	1,030,086	987,826
Total shareholders' equity	1,554,216	1,480,329
Total liabilities and shareholders' equity	$4,107,696	$4,118,965

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
	(in thousands)
Cash flows from operating activities:
Net income	$50,096	$80,614	$103,426	$144,691
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization of property, equipment and capitalized software	9,834	11,018	21,199	22,835
Amortization of intangible assets	22,856	5,070	45,261	11,586
Amortization of debt issuance costs and debt discount	648	—	1,297	—
Deferred income taxes	(3,089)	6,653	(3,318)	7,951
Stock compensation expense	6,804	7,417	15,052	13,479
Change in assets and liabilities, net of effects of business combinations
Accounts receivable	(34,950)	62,408	(49,064)	70,217
Prepaid expenses and other current assets	14,884	3,181	9,769	8,074
Deferred contract costs	380	(8,979)	(6,431)	(9,184)
Accounts payable and accrued liabilities	29,405	1,196	(3,047)	12,395
Accrued compensation and benefits	28,024	18,921	(28,281)	(16,761)
Deferred revenue	12,544	7,539	18,473	13,296
Income taxes	(23,836)	(13,717)	(13,515)	3,230
Operating lease right-of-use assets and liabilities	5,077	4,513	(1,293)	(414)
Other assets and liabilities	(3,899)	(4,251)	2,331	(1,697)
Net cash provided by operating activities	114,778	181,583	111,859	279,698

Purchases of property and equipment and capitalized software	(16,571)	(14,490)	(22,898)	(23,584)
Acquisitions of businesses, net of cash acquired	(4)	(413,781)	(4)	(413,940)
Net cash used in investing activities	(16,575)	(428,271)	(22,902)	(437,524)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,312)	(17,207)	(34,659)	(34,414)
Purchases of Maximus common stock	(24,464)	—	(25,843)	(3,363)
Tax withholding related to RSU vesting	—	—	(9,673)	(9,818)
Proceeds from borrowings	140,000	352,310	240,000	500,162
Principal payments for debt	(287,023)	(117,650)	(303,708)	(263,838)
Other	—	1	—	(2,762)
Net cash (used in)/provided by financing activities	(188,799)	217,454	(133,883)	185,967
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(48)	(619)	324	3,263
Net change in cash, cash equivalents, and restricted cash	(90,644)	(29,853)	(44,602)	31,404
Cash, cash equivalents and restricted cash, beginning of period	202,612	149,818	156,570	88,561
Cash, cash equivalents and restricted cash, end of period	$111,968	$119,965	$111,968	$119,965

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended				For the Six Months Ended
	March 31, 2022		March 31, 2021		March 31, 2022		March 31, 2021
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Services	$398,077		$448,215		$784,494		$833,149
U.S. Federal Services	573,288		330,136		1,155,159		735,381
Outside the U.S.	205,961		180,929		388,549		336,304
Revenue	$1,177,326		$959,280		$2,328,202		$1,904,834
Gross Profit:
U.S. Services	$84,971	21.3%	$119,440	26.6%	$174,670	22.3%	$218,442	26.2%
U.S. Federal Services	115,153	20.1%	74,133	22.5%	241,729	20.9%	156,629	21.3%
Outside the U.S.	28,327	13.8%	37,085	20.5%	40,207	10.3%	61,642	18.3%
Gross Profit	$228,451	19.4%	$230,658	24.0%	$456,606	19.6%	$436,713	22.9%
Selling, general, and administrative expenses:
U.S. Services	$38,273	9.6%	$36,593	8.2%	$73,375	9.4%	$74,049	8.9%
U.S. Federal Services	68,949	12.0%	50,978	15.4%	133,874	11.6%	103,230	14.0%
Outside the U.S.	24,011	11.7%	22,013	12.2%	45,351	11.7%	42,045	12.5%
Other (2)	(926)	NM	2,818	NM	1,928	NM	5,045	NM
Selling, general, and administrative expenses	$130,307	11.1%	$112,402	11.7%	$254,528	10.9%	$224,369	11.8%
Operating income/(loss):
U.S. Services	$46,698	11.7%	$82,847	18.5%	$101,295	12.9%	$144,393	17.3%
U.S. Federal Services	46,204	8.1%	23,155	7.0%	107,855	9.3%	53,399	7.3%
Outside the U.S.	4,316	2.1%	15,072	8.3%	(5,144)	(1.3) %	19,597	5.8%
Amortization of intangible assets	(22,856)	NM	(5,070)	NM	(45,261)	NM	(11,586)	NM
Other (2)	926	NM	(2,818)	NM	(1,928)	NM	(5,045)	NM
Operating income/(loss)	$75,288	6.4%	$113,186	11.8%	$156,817	6.7%	$200,758	10.5%
(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)Other selling, general, and administrative expenses includes costs that are not allocated to a particular segment. This includes expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed.

Maximus, Inc.
Consolidated Free Cash Flow - Non-GAAP
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
	(in thousands)
Net cash provided by operating activities	$114,778	$181,583	$111,859	$279,698
Purchases of property and equipment and capitalized software costs	(16,571)	(14,490)	(22,898)	(23,584)
Free cash flow (Non-GAAP)	$98,207	$167,093	$88,961	$256,114

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
	(dollars in thousands, except per share data)
Operating income	$75,288	$113,186	$156,817	$200,758
Add back: Amortization of intangible assets	22,856	5,070	45,261	11,586
Adjusted operating income excluding amortization of intangible assets (Non-GAAP)	$98,144	$118,256	$202,078	$212,344
Adjusted operating income margin excluding amortization of intangible assets (Non-GAAP)	8.3%	12.3%	8.7%	11.1%

Net income	$50,096	$80,614	$103,426	$144,691
Add back: Amortization of intangible assets, net of tax	16,884	3,756	33,414	8,578
Adjusted net income excluding amortization of intangible assets (Non-GAAP)	$66,980	$84,370	$136,840	$153,269

Diluted earnings per share	$0.80	$1.29	$1.66	$2.33
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.27	0.06	0.53	0.13
Adjusted diluted earnings per share excluding amortization of intangible assets (Non-GAAP)	$1.07	$1.35	$2.19	$2.46